Exhibit 21.1
SUBSIDIARIES OF PENSON WORLDWIDE, INC.
1.	SAI Holdings, Inc. (a Texas corporation)

2.	Penson Financial Services, Inc. (a North Carolina corporation that is a subsidiary of SAI Holdings, Inc.)

3.	Nexa Technologies, Inc. (a Delaware corporation that is a subsidiary of SAI Holdings, Inc.)

4.	Penson Holdings, Inc. (a Delaware corporation that is a subsidiary of SAI Holdings, Inc.)

5.	Penson Financial Futures, Inc. (a Delaware corporation that is a subsidiary of SAI Holdings, Inc.)

6.	SAH, Inc. (a Delaware corporation that is a subsidiary of SAI Holdings, Inc.)

7.	Schon-Ex, LLC (a New York limited liability company that is 50% owned by SAI Holdings, Inc.)

8.	Penson Financial Services Limited (a company incorporated in England that is a subsidiary of Penson Holdings, Inc.)

9.	Worldwide Nominees Ltd. (a company incorporated in England that is a subsidiary of Penson Financial Services Limited)

10.	Penson Financial Services Canada Inc. (a Canadian corporation that is a Subsidiary of Penson Holdings, Inc.)

11.	Penson Ventures, Inc. (a Canadian corporation that is a Subsidiary of Penson Holdings, Inc.)

12.	Penson Asia Limited (a Hong Kong company that is a subsidiary of Penson Holdings, Inc.)

13.	Market Essentials Group, Inc. (a Canadian corporation that is a subsidiary of Penson Ventures, Inc.)

14.	Turnpike Trading Systems, Inc. (a Canadian corporation that is a Subsidiary of Penson Ventures, Inc.)

15.	GHP1, Inc. (a Texas corporation that is a subsidiary of SAI Holdings, Inc.)

16.	GHP2, LLC (a Delaware limited liability company that is a subsidiary of GHP1, Inc.)

17.	Penson GHCO (an Illinois general partnership that is a subsidiary of GHP1, Inc. and GHP2, LLC)

18.	First Capitol Group, LLC (a Delaware limited liability company that is a subsidiary of GHP1, Inc.)